Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APPLIED MATERIALS, INC.

Applied Materials, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

(1)    The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 18, 1987.

(2)    This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors of the corporation and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(3)    Pursuant to Sections 242 and 245 of the DGCL, the text of the Certificate of Incorporation of Applied Materials, Inc. is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Applied Materials, Inc.

SECOND: The address of the corporation’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, Delaware, County of New Castle, 19808-1674. The name of its registered agent at that address is Corporation Service Company.

THIRD: Reserved

FOURTH: The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FIFTH: 1.    The corporation is authorized to issue two classes of shares to be designated, respectively, “Preferred Stock” and “Common Stock.” The number of shares of Preferred Stock authorized to be issued is One Million (1,000,000) and the number of shares of Common Stock authorized to be issued is Two Billion Five Hundred Million (2,500,000,000). The stock, whether Preferred Stock or Common Stock, shall have a par value of $.01 per share.

2.    The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred

Stock; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend and repeal from time to time any or all of the bylaws of the corporation, including bylaw amendments increasing or reducing the authorized number of directors.

SEVENTH: 1.    Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation to elect directors under specific circumstances, all actions required or permitted to be taken by the stockholders of the corporation entitled to vote at an annual or special meeting of stockholders of the corporation may be effected without a meeting by the written consent of such stockholders pursuant to Section 228 of the General corporation Law of the State of Delaware; provided that no such action may be effected except in accordance with the provisions of this Article SEVENTH, the bylaws of the corporation and applicable law.

2.    Request for Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article SEVENTH. Any stockholder of the corporation seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written request addressed to the secretary of this corporation and delivered by certified mail to the corporation’s principal executive offices and signed by one or more stockholders of record (“Record Stockholders”) of at least twenty percent (20%) of the outstanding shares of Common Stock of the corporation (the “Requisite Percentage”) (which shares are determined to be “Owned” by such Record Stockholders in accordance with Section 2.3 of the bylaws of the corporation, as may be amended from time to time) at the time such request is delivered that shall not revoke such request and that shall continue to be Record Stockholders of not less than the Requisite Percentage through the date of delivery of consents at the time such request is delivered to request that a record date be fixed for such purpose. The written request must contain the information set forth in paragraph 3 of this Article SEVENTH. Following delivery of the request, the Board of Directors shall, by the later of (i) twenty (20) days after delivery of a valid request to set a record date and (ii) five (5) days after delivery of any information required by the corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent under paragraph 4 of this Article SEVENTH, determine the validity of the request and whether the request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request has been determined to be valid, to have been duly delivered to the secretary of the corporation and to relate to an action that may be effected by written consent pursuant to this Article SEVENTH or if no such determination shall have been made by the date required by this Article SEVENTH, and in either event no record date has been fixed by the Board of Directors, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to this corporation in the manner described in paragraph 7 of this Article SEVENTH; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

3.    Request Requirements. Any request required by paragraph 2 of this Article SEVENTH (a) must include documentary evidence of Ownership of the Requisite Percentage as of the date of such written request to the secretary of the corporation; provided, however, that if the Record Stockholders making the request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the secretary of the corporation within ten (10) days after the date on which the request is delivered to the secretary of the corporation) that the beneficial owners on whose behalf the request is made beneficially Own the Requisite Percentage as of the date on which such request is delivered to the secretary of the corporation, (b) must contain an agreement to solicit consents in accordance with this Article SEVENTH, (c) must provide a statement of the specific purpose or purposes of the proposal to be taken by written consent of stockholders, the matters proposed to be acted on the written consent of the stockholders and the reasons for conducting such business through a written consent of stockholders and any material interest in such business of each proposing Record Stockholder, and (d) must contain (i) such information and representations required by Section 2.5 of this corporation’s bylaws as though such requesting Record Stockholders are intending to nominate a candidate for director or propose other business to be brought before an annual meeting of stockholders, as applicable, and (ii) the text of the proposed action to be taken (including the text of any resolutions proposed to be adopted by written consent of stockholders and the language of any proposed amendment to the bylaws of this corporation). The corporation may require the Record Stockholders submitting such request to furnish such other information as may be requested by the corporation to determine whether the request relates to an action that may be effected by written consent under paragraph 4 of this Article SEVENTH. In connection with an action or actions proposed to be taken by written consent in accordance with this Article SEVENTH, the Record Stockholders seeking such action or actions shall further update and supplement the information previously provided to the corporation in connection therewith, if necessary, as required by Section 2.5 of the corporation’s bylaws. Any Record Stockholder delivering a request required by paragraph 2 of this Article SEVENTH may revoke his, her or its request at any time by written revocation delivered by certified mail to the secretary of the corporation at the corporation’s principal executive offices. Any disposition by a Record Stockholder delivering a request required by paragraph 2 of this Article SEVENTH of any shares of common stock of the corporation (or of beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) after the date of such request shall be deemed a revocation of the request with respect to such shares, and each such Record Stockholder and the applicable beneficial owner shall certify to the secretary of the corporation on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the action by written consent.

4.    Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if in the good faith determination of the Board of Directors (a) the request for a record date for such action does not comply with this Article SEVENTH or the bylaws of the corporation, (b) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (c) the request for a record date for such action is received by the secretary of corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the final adjournment of the next annual meeting of stockholders, (d) an identical or substantially similar item of business, as determined in good faith by the Board of Directors of the corporation in its sole and absolute discretion, which determination shall be conclusive and binding on the corporation and its stockholders (a “Similar Item”), was presented at a meeting of stockholders held not more than ninety (90) days before the request for a record date for such action is received by the secretary of the corporation, (e) a Similar Item is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held within ninety (90) days after the request for a record date for such action is received by the secretary of the corporation, or (f) the request for a record date for such action was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law. For purposes of this paragraph 4 of Article SEVENTH, the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the board of directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

5.    Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder or group of stockholders seeking to take action by written consent of stockholders from all Record Stockholders of capital stock of this corporation entitled to vote on the matter and in accordance with applicable law.

6.    Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph 7 as a “Consent”) must bear the date of signature of each Record Stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph 7 of this Article SEVENTH and not later than 120 days after the record date, consents signed by a sufficient number of Record Stockholders to take such action are so delivered to this corporation.

7.    Delivery of Consents. No Consents may be dated or delivered to this corporation or its registered office in the State of Delaware until 60 days after the corporation has received a valid request to set a record date. Consents must be delivered to this corporation by delivery to its registered office in the State of Delaware or its principal executive offices. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to this corporation of Consents, the secretary of this corporation, or such other officer of this corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the secretary of this corporation, or such other officer of this corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the Record Stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the secretary of this corporation, or such other officer of this corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the secretary of this corporation, or such other officer of this corporation as the Board of Directors may designate, as the case may be, under this Article SEVENTH. If after such investigation the secretary of this corporation, such other officer of this corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of this corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the secretary of this corporation, such other officer of this corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of this corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

8.    Effectiveness of Consent. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article SEVENTH, or the Record Stockholder or Record Stockholders seeking to take such action do not otherwise comply with this Article SEVENTH, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent without a meeting shall be effective until such date as the secretary of this corporation, such other officer of this corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to this corporation that the Consents delivered to this corporation in accordance with paragraph 7 of this Article SEVENTH, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Amended and Restated Certificate of Incorporation.

9.    Challenge to Validity of Consent. Nothing contained in this Article SEVENTH shall in any way be construed to suggest or imply that the Board of Directors of this corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the secretary of this corporation, such other officer of this corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

10.    Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article SEVENTH shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

EIGHTH: Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

NINTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

TENTH: 1.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent, of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

2.    If a claim under paragraph 1 of this Article is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed.

3.    The right to indemnification conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

4.    The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in this Amended and Restated Certificate of Incorporation, including this Article ELEVENTH, may not be amended or repealed in any respect unless such amendment or repeal is approved by the affirmative vote of not less than a majority of the total voting power of all outstanding shares of stock in this corporation entitled to vote thereon.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Applied Materials, Inc. has been executed by its duly authorized officer this 13th day of March, 2020.

Applied Materials, Inc.

By:	/s/ Christina Y. Lai
Name:	Christina Y. Lai
Title:	Corporate Vice President and Corporate Secretary

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